Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the Company’s balance sheets and statements of income. This section should be read in conjunction with the Company’s consolidated financial statements and accompanying notes and other detailed information appearing elsewhere in this Annual Report on Form 10-K. The Commercial Merger was accounted for as a pooling of interests and therefore the historical financial data of the Company has been restated to include the accounts and operations of Commercial for all periods prior to February 23, 2001.

For the Years Ended December 31, 2003, 2002 and 2001

Overview

The Company generates the majority of its revenues from interest income on loans, service charges on customer accounts and income from investment in securities. The revenues are offset by interest expense paid on deposits and other borrowings and non-interest expenses such as administrative and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities such as deposits and borrowings which are used to fund those assets. Net interest income is the Company’s largest source of revenue, representing 59.8% of total revenue during 2003. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and margin. The low rate environment has negatively impacted the Company’s net interest margin however the Company has recognized increased net interest income due to the rates paid on interest bearing liabilities decreasing at a greater rate than the decrease in the rate earned on interest earning assets and an increase in the volume of interest-earning assets.

Three principal components of the Company’s growth strategy are internal growth, stringent cost control practices and strategic merger transactions. The Company focuses on continual internal growth. Each Banking Center is operated as a separate profit center, maintaining separate data with respect to its net interest income, efficiency ratio, deposit growth, loan growth and overall profitability. Banking Center Presidents and Managers are accountable for performance in these areas and compensated accordingly. The Company also focuses on maintaining stringent cost control practices and policies. The Company has invested significantly in the infrastructure required to centralize many of its critical operations, such as data processing and loan application processing. Management believes that this centralized infrastructure can accommodate substantial additional growth while enabling the Company to minimize operational costs through certain economies of scale. The Company also intends to continue to seek expansion opportunities. During 2003, eleven banking centers were acquired in the Dallas/Fort Worth area. The acquisitions of Abrams and Dallas Bancshares were completed in May and June 2003, respectively, adding three banking centers in Dallas. The mergers with MainBancorp and FSBNT were completed in November and December 2003, respectively, adding an additional eight banking centers in Dallas. As a part of these acquisitions, two of the acquired banking centers were combined into existing banking centers nearby bringing the total to nine banking centers added in 2003.

Net income was $26.6 million, $21.3 million and $13.0 million for the years ended December 31, 2003, 2002 and 2001, respectively, and diluted earnings per share were $1.36, $1.22 and $0.79, respectively, for these same periods. Earnings growth during both 2003 and 2002 resulted principally from an increase in loan volume and acquisitions, including the Abrams, Dallas Bancshares, Mainbancorp and FSBNT acquisitions. Earnings growth during both 2002 and 2001 also resulted principally from an increase in loan volume and acquisitions, including the Texas Guaranty, First State, Paradigm, FNB, Southwest and Commercial acquisitions. The Company posted returns on average assets of 1.32%, 1.45% and 1.09% and returns on average equity of 15.60%, 18.66% and 15.19% for the years ended December 31, 2003, 2002 and 2001, respectively. The Company’s efficiency ratio was 51.58% in 2003, 50.36% in 2002 and 60.14% in 2001.

Total assets at December 31, 2003, 2002 and 2001 were $2.400 billion, $1.823 billion and $1.263 billion, respectively. Total deposits at December 31, 2003, 2002 and 2001 were $2.084 billion, $1.587 billion, and $1.123 billion, respectively, with deposit growth in each period resulting from acquisitions and internal growth. Total loans were $770.1 million at December 31, 2003, an increase of $90.5 million or 13.3% from $679.6 million at the end of 2002. Total loans were $424.4 million at year-end 2001. At December 31, 2003, the Company had $681,000 in nonperforming loans and its allowance for credit losses was $10.4 million. Shareholders’ equity was $219.6 million, $154.7 million and $88.7 million at December 31, 2003, 2002 and 2001, respectively.

On February 23, 2001, the Company completed its merger with Commercial Bancshares, Inc. As a result of the Commercial Merger, the Company issued an aggregate of 5,537,220 (after two for one stock split) shares of its Common Stock to the holders of Commercial common stock. In connection with the Commercial Merger, the Company incurred approximately $2.4 million in pretax merger-related expenses and other charges (the “Special Charge”). The transaction was accounted for as a pooling of interests and therefore the historical financial data of the Company has been restated to include the accounts and operations of Commercial for all periods prior to the effective time of the Commercial Merger.

On May 31, 2002, the Company effected a two-for-one stock split in the form of a 100 percent stock dividend to shareholders of record on May 20, 2002. The Company issued approximately 8.1 million shares in connection with the split. All per share and share information for 2002 and prior periods has been restated to reflect this split.

Critical Accounting Policies

The Company’s accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 to the consolidated financial statements. The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment and complexity:

Allowance for Credit Losses - The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in the Company’s loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to the Bank’s Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as historical loan loss experience, industry diversification of the Company’s commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of the Company’s loan portfolio, current economic changes that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the Company’s loan portfolio through its internal loan review process and other relevant factors. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. Charge-offs occur when loans are deemed to be uncollectible. The allowance for credit losses includes allowance allocations calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS 118, and allowance allocations determined in accordance with SFAS No. 5, “Accounting for Contingencies.”

Results of Operations

Net Interest Income

The Company’s operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, including securities and loans, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. The Company’s net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change.” It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “rate change.”

The Company adopted FIN 46R on January 1, 2004. FIN 46R requires that Prosperity Capital Trust I, Prosperity Statutory Trust II, Prosperity Statutory Trust III, Prosperity Statutory Trust IV and Paradigm Capital Trust II be deconsolidated from the consolidated financial statements. After adoption, the trust preferred securities issued by each of the foregoing trusts are no longer shown in the consolidated financial statements. Instead, the junior subordinated debentures issued by the Company to each of these trusts are shown as liabilities in the consolidated balance sheets and interest expense associated with such junior subordinated debentures is shown in the consolidated statements of income. The interest expense associated with the junior subordinated debentures for the years ended December 31, 2001, 2002 and 2003 was previously shown as non-interest expense. Prior period data has been restated to reflect the adoption of FIN 46R on January 1, 2004.

2003 versus 2002. Net interest income for the year ended December 31, 2003 was $64.5 million compared with $52.6 million for the year ended December 31, 2002, an increase of $11.9 million or 22.5%. The improvement in net interest income for 2003 was principally due to an increase in total average interest-earning assets to $1.830 billion at December 31, 2003 from

$1.364 billion at December 31 2002, an increase of $466.2 million or 34.2%. The improvement in net interest income for 2003 was partially offset by a decrease in the yield on earning-assets that exceeded the decrease in the rate paid on interest-bearing liabilities. Total cost of interest-bearing liabilities decreased 73 basis points from 2.52% at December 31, 2002 to 1.79% at December 31, 2003 while total yield on interest-earning assets decreased 96 basis points from 5.92% at December 31, 2002 to 4.96% at December 31, 2003.

Net interest margin (not on a tax equivalent basis), defined as net interest income divided by average interest-earning assets, for 2003 was 3.52% down 34 basis points from 3.86% in 2002. The decline in the net interest margin is attributable to declines in the level of interest rates as managed by the Federal Reserve Board and to lower yields on loans and the securities portfolio resulting from increased amortization of purchased premiums as a result of the high level of refinancings of home mortgages experienced during 2003. Declines in yields on interest-earning assets were partially offset by reductions in the cost of interest-bearing liabilities. Demand deposits represent an important component of funding sources and averaged 20.7% of total deposits in 2003 as compared to 20.3% in 2002.

2002 versus 2001. Net interest income for the year ended December 31, 2002 was $52.6 million compared with $39.1 million for the year ended December 31, 2001, an increase of $13.5 million or 34.6%. The improvement in net interest income for 2002 was principally due to an increase in total average interest-earning assets and a decrease in the rate paid on interest-bearing liabilities that exceeded the decrease in the yield on interest-earning assets by 90 basis points. Average interest-earning assets increased $247.9 million from $1.116 billion at December 31 2001 to $1.364 billion at December 31, 2002. Total cost of interest-bearing liabilities decreased 156 basis points from 4.08% at December 31, 2001 to 2.52% at December 31, 2002. Total yield on interest-earning assets decreased 66 basis points from 6.58% at December 31, 2001 to 5.92% at December 31, 2002. The net interest margin increased 36 basis points to 3.86% at December 31, 2002 from 3.50% at December 31, 2001.

The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2003			2002			2001
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets

Interest-earning assets:
Loans	$697,235	$46,686	6.70%	$524,885	$38,330	7.30%	$419,553	$34,731	8.28%
Securities (1)	1,108,153	43,911	3.96	818,362	42,104	5.14	666,241	40,353	6.06
Federal funds sold and other temporary investments	24,976	248	0.99	20,956	308	1.47	30,478	1,436	4.71

Total interest-earning assets	1,830,364	90,845	4.96%	1,364,203	80,742	5.92%	1,116,272	76,520	6.58%

Less allowance for credit losses	(9,525)			(7,350)			(5,586)

Total interest-earning assets, net of allowance	1,820,839			1,356,853			1,110,686
Noninterest-earning assets	186,030			113,905			81,097

Total assets	$2,006,869			$1,470,758			$1,191,783

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$371,801	$4,187	1.13%	$249,045	$3,162	1.27%	$199,077	$4,529	2.27%
Savings and money market accounts	406,333	3,502	0.86	315,717	5,219	1.65	252,576	7,978	3.16
Certificates of deposit	616,353	14,944	2.42	505,796	16,595	3.28	428,314	22,273	5.20
Junior subordinated debentures	39,400	2,630	6.68	29,648	2,170	7.32	19,468	1,625	8.35
Federal funds purchased and other borrowings	38,824	1,083	2.79	16,435	955	5.81	17,219	1,005	5.84

Total interest-bearing liabilities	1,472,711	26,346	1.79%	1,116,641	28,101	2.52%	916,654	37,410	4.08%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	354,558			230,326			181,228
Other liabilities	9,433			9,557			8,582

Total liabilities	1,836,702			1,356,524			1,106,464

Shareholders’ equity	170,167			114,234			85,319

Total liabilities and shareholders’ equity	$2,006,869			$1,470,758			$1,191,783

Net interest rate spread			3.17%			3.40%			2.77%

Net interest income and margin (2)		$64,499	3.52%		$52,641	3.86%		$39,110	3.50%

Net interest income and margin (tax-equivalent basis) (3)		$66,612	3.64%		$54,564	4.00%		$41,433	3.71%

(1)	Yield is based on amortized cost and does not include any component of unrealized gains or losses.
(2)	The net interest margin is equal to net interest income divided by average interest-earning assets.
(3)	In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 35% for the years ended December 31, 2003, 2002 and 2001 and other applicable effective tax rates.

The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	Years Ended December 31,
	2003 vs. 2002			2002 vs. 2001
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$12,586	$(4,230)	$8,356	$8,719	$(5,120)	$3,599
Securities	14,909	(13,102)	1,807	9,214	(7,463)	1,751
Federal funds sold and other temporary investments	59	(119)	(60)	(449)	(679)	(1,128)

Total increase (decrease) in interest income	27,554	(17,451)	10,103	17,484	(13,262)	4,222

Interest-bearing liabilities:
Interest-bearing demand deposits	1,559	(534)	1,025	1,137	(2,504)	(1,367)
Savings and money market accounts.	1,498	(3,215)	(1,717)	1,994	(4,753)	(2,759)
Certificates of deposit.	3,627	(5,278)	(1,651)	4,029	(9,707)	(5,678)
Junior subordinated debentures	714	(254)	460	850	(305)	545
Federal funds purchased and other borrowings.	1,301	(1,173)	128	(46)	(4)	(50)

Total increase (decrease) in interest expense	8,699	(10,454)	(1,755)	7,964	(17,273)	(9,309)

Increase (decrease) in net interest income	$18,855	$(6,997)	$11,858	$9,520	$4,011	$13,531

Provision for Credit Losses

The Company’s provision for credit losses is established through charges to income in the form of the provision in order to bring the Company’s allowance for credit losses to a level deemed appropriate by management based on the factors discussed under “Financial Condition - Allowance for Credit Losses”. The allowance for credit losses at December 31, 2003 was $10.4 million, representing 1.34% of outstanding loans. The provision for credit losses for the year ended December 31, 2003 was $483,000 compared with $1.0 million for the year ended December 31, 2002. In 2002, an additional $500,000 provision for credit loss was made in anticipation of increased charge-offs related to loans acquired through acquisitions that year. The increased charge-offs were made in 2003, with net loan charge-offs of $1.618 million compared to $396,000 in loan charge-offs for the year ended December 31, 2002. The Company had $238,000 in net loan charge-offs during 2001.

Noninterest Income

The Company’s primary sources of noninterest income are service charges on deposit accounts and other banking service related fees. Non-interest income does not include loan origination fees which are recognized over the life of the related loan as an adjustment to yield using the interest method. Banking related service fees include check cashing fees, official check fees, safe deposit box rent and currency handling fees. In 2003, noninterest income totaled $17.0 million, an increase of $5.4 million or 46.3% compared with $11.6 million in 2002. The increase was primarily due to an increase in insufficient funds charges and customer service charges which resulted from an increase in the number of accounts due to the Abrams, Dallas Bancshares, MainBancorp and FSBNT acquisitions. The four acquisitions in 2003 added approximately 33,500 deposit accounts and over 5,000 debit cards. Noninterest income for 2002 was $11.6 million, an increase of $2.9 million or 34.2% from $8.6 million in 2001, resulting largely from an increase in service charges due to the additional deposit accounts from the Texas Guaranty, First State, Paradigm, FNB and Southwest acquisitions.

The following table presents for the periods indicated the major categories of noninterest income:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Service charges on deposit accounts	$14,236	$9,764	$7,530
Banking related service fees	780	527	372
Trust and investment income	502	444	273
Gains (losses) on sale of assets	379	39	(72)
Other noninterest income	1,069	820	532

Total noninterest income	$16,966	$11,594	$8,635

Noninterest Expense

For the years ended December 31, 2003, 2002 and 2001, noninterest expense totaled $42.0 million, $32.3 million and $28.7 million, respectively.

The following table presents for the periods indicated the major categories of noninterest expense:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Salaries and employee benefits	$22,422	$16,379	$12,955
Non-staff expenses:
Net occupancy expense	4,492	3,439	1,971
Depreciation expense	2,535	1,830	1,570
Data processing	2,128	2,131	2,126
Regulatory assessments and FDIC insurance	427	367	249
Ad valorem and franchise taxes.	851	676	434
Goodwill and core deposit intangibles amortization	818	192	1,363
Communications expense (1)	2,528	1,926	1,424
Merger-related expenses	—	—	2,425
Other	5,820	5,409	4,198

Total noninterest expense.	$42,021	$32,349	$28,715

(1)	Communications expense includes telephone, data circuits, postage and courier expenses.

For the year ended December 31, 2003, noninterest expense totaled $42.0 million, an increase of $9.7 million or 29.9% over $32.3 million for the same period in 2002. This increase is principally due to increases in salaries and employee benefits, net occupancy and depreciation costs and communications expenses offset by a decrease in other expenses. For the year ended December 31, 2002, noninterest expense totaled $32.3 million, an increase of $3.6 million or 12.7% over $28.7 million for the same period in 2001. Noninterest expense for the year ended December 31, 2001 contained $2.4 million in merger-related expenses associated with the Commercial merger in 2001. These items and other changes in the various components of noninterest expense are discussed in more detail below.

Salaries and Employee Benefits. Salaries and employee benefits increased $6.0 million from $16.4 million at December 31, 2002 to $22.4 million at December 31, 2003 primarily due to increased staff associated with the Abrams, Dallas Bancshares, MainBancorp and FSBNT acquisitions in 2003 and partially attributable to annual merit increases. The number of associates employed by the company increased from 501 at December 31, 2002 to 629 at December 31, 2003. Salaries and employee benefits increased $3.4 million from $13.0 million at December 31, 2001 to $16.4 million at December 31, 2002 primarily due to increased staff associated with the Texas Guaranty, Paradigm, First State, FNB and Southwest acquisitions in 2002.

Net Occupancy and Depreciation Expenses. Net occupancy expense increased $1.1 million or 30.6% to $4.5 million at December 31, 2003 from $3.4 million at December 31, 2002. Depreciation expense increased $705,000 from $1.8 million to $2.5 million for the same periods. Both increases are attributable to the addition of nine banking centers associated with the acquisitions made in 2003. Net occupancy expense increased $1.5 million or 74.5% to $3.4 million at December 31, 2002 from $2.0 million at December 31, 2001. Depreciation expense increased $260,000 from $1.6 million to $1.8 million for the same periods. Both increases are attributable to the addition of 13 banking centers acquired in 2002.

Communications Expense. Communications expense includes telephone, data circuits, postage and courier expenses. Communications expense was $2.5 million for the year ended December 31, 2003 compared to $2.0 million for the same period in 2002, an increase of $562,000 or 28.6%. The increase is attributable to the addition of nine banking centers in Dallas, Texas associated with the acquisitions made in 2003. Communications expense increased $540,000 or 38.1% from $1.4 million at December 31, 2001 to $2.0 million for the same period in 2002. The increase is associated with the addition of 13 banking centers acquired in 2002.

Goodwill and Core Deposit Intangibles Amortization. Goodwill and core deposit intangibles amortization was $818,000 for the year ended December 31, 2003 compared to $192,000 for the same period in 2002, an increase of $626,000 or 326.0%. The increase is attributable to the addition of $3.1 million in core deposit intangible assets associated with the Abrams, Dallas Bancshares and MainBancorp acquisitions in 2003. Core deposit intangibles are being amortized on an accelerated basis over an eight year life. Goodwill and core deposit intangibles amortization decreased $1.2 million or 859.1% from $1.4 million at December 31, 2001 to $192,000 for the same period in 2002. The decrease is associated with an accounting change requiring the amortization of goodwill to cease as of December 31, 2001.

Other Noninterest Expense. Other operating expenses of $5.8 million at December 31, 2003 represented a decrease of $1.7 million or 29.8% compared with $7.6 million in 2002. The decrease reflects the Company’s continued success in controlling operating expenses and the cost savings achieved with the acquisitions made in 2003. Other operating expenses increased $3.4 million or 80.0% from $4.2 million at December 31, 2001 to $7.6 million at December 31, 2003. The increase is attributable to acquisition expenses related to the acquisitions made in 2002.

Efficiency Ratio. The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of the Company and is not defined under generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expense, excluding securities losses and credit loss provisions, by net interest income plus noninterest income. Additionally, taxes are not part of this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. The Company’s efficiency ratio was 51.58% at December 31, 2003, a slight increase from 50.36% at December 31, 2002. This increase was principally due the acquisition of MainBancorp and FSBNT in November and December 2003, respectively. The Company’s efficiency ratio was 60.14% at December 31, 2001.

Income Taxes

The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other nondeductible expenses. For the year ended December 31, 2003, income tax expense was $12.4 million compared with $9.6 million for the year ended December 31, 2002 and $5.4 million for the year ended December 31, 2001. The increases were primarily attributable to higher pretax net earnings which resulted from an increase in net interest income for the year ended December 31, 2003 when compared to the same period in 2002 and 2001. In addition, the Company incurred $2.4 million in merger-related expenses during the year ended December 31, 2001 which had a tax benefit of approximately $849,000. The effective tax rate in the years ended December 31, 2003, 2002 and 2001 was 31.9%, 30.9% and 29.3%, respectively. The effective income tax rates differed from the U.S. statutory rate of 35% during the comparable periods primarily due to the effect of tax-exempt income from loans and securities. Prior to 2002, the effective tax rate was also impacted by non-deductible goodwill amortization.

Goodwill Amortization

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

The Company adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001 are no longer amortized. Goodwill from business combinations completed prior to June 30, 2001 was amortized through December 31, 2001.

Impact of Inflation

The effects of inflation on the local economy and on the Company’s operating results have been relatively modest for the past several years. Since substantially all of the Company’s assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Company tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See “Financial Condition - Interest Rate Sensitivity and Market Risk.”

Financial Condition

Loan Portfolio

At December 31, 2003, total loans were $770.1 million, an increase of $90.5 million or 13.3% from $679.6 million at December 31, 2002. The growth in loans is primarily attributable to the combined effect of internal growth and the Abrams, Dallas Bancshares, MainBancorp and FSBNT acquisitions. At December 31, 2003, total loans at the banking centers acquired in 2003 totaled $125.9 million. Total loans at the banking centers acquired in 2002, which includes Texas Guaranty, First State, Paradigm, FNB and Southwest acquisitions, decreased $49.9 million from their December 31, 2002 balance of $225.4 million, while total loans at all banking centers in existence at January 1, 2002 increased approximately $13.5 million from 2002 to 2003. The decrease in loans from the 2002 acquisitions is due to expected pay-offs and charge-offs previously identified prior to the respective acquisition date and an increase in re-financing that occurred in reaction to the low rate environment. The Company was unwilling to re-finance at low, long-term fixed rates. At December 31, 2003, total loans were 37.0% of deposits and 32.1% of total assets. At December 31, 2002, total loans were 42.8% of deposits and 37.3% of total assets. Loans increased 60.1% during 2002 from $424.4 million at December 31, 2001 to $679.6 million at December 31, 2002. The growth in loans is primarily attributable to internal growth and the 2002 acquisitions.

The following table summarizes the Company’s loan portfolio by type of loan as of the dates indicated:

	December 31,
	2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and industrial	$93,989	12.2%	$93,797	13.8%	$46,986	11.1%	$45,529	11.3%	$42,003	11.5%
Real estate:
Construction and land development	36,470	4.7	52,377	7.7	20,963	4.9	20,128	4.9	21,333	5.8
1-4 family residential	237,055	30.8	206,586	30.4	175,253	41.3	175,525	42.7	165,238	45.1
Home equity	27,943	3.6	23,249	3.4	20,541	4.8	16,762	4.1	11,343	3.1
Commercial mortgages	260,882	33.9	183,970	27.1	78,446	18.5	75,896	18.5	64,738	17.7
Farmland	15,247	2.0	11,887	1.7	10,686	2.5	12,218	3.0	8,552	2.3
Multifamily residential	20,679	2.7	15,502	2.3	9,694	2.3	2,961	0.7	3,071	0.8
Agriculture	20,693	2.7	24,683	3.6	15,757	3.7	13,251	3.2	13,592	3.7
Other	2,274	0.3	3,020	0.4	953	0.2	2,563	0.6	2,671	0.7
Consumer	54,821	7.1	64,488	9.6	45,121	10.7	45,370	11.0	34,262	9.3

Total loans	$770,053	100.0%	$679,559	100.0%	$424,400	100.0%	$411,203	100.0%	$366,803	100.0%

The Company is focused on growing its commercial mortgage and commercial loan portfolios. The Company offers a variety of commercial lending products including term loans and lines of credit. The Company also offers a broad range of short to medium-term commercial loans, primarily collateralized, to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements) and the purchase of equipment and machinery. Historically, the Company has originated loans for its own account and has not securitized its loans. The purpose of a particular loan generally determines its structure. All loans in the 1-4 family residential category were originated by the Company.

All loans above $750,000 are evaluated and acted upon by an officers’ loan committee, which meets weekly. In addition to an officers’ loan committee evaluation, loans from $2.0 million to $7.5 million are evaluated and acted upon by the Directors Loan Committee, which consists of three directors and meets as necessary and loans over $7.5 million must be evaluated and acted upon by the full board of directors which meets monthly.

Commercial Loans. In nearly all cases, the Company’s commercial loans are made in the Company’s primary market area and are underwritten on the basis of the borrower’s ability to service such debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets owned by the borrower and obtains a personal guaranty of the borrower or principal. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets. As a result, commercial loans involve additional complexities, variables and risks and require more thorough underwriting and servicing than other types of loans.

In addition to commercial loans, the Company makes commercial mortgage loans to finance the purchase of real estate. The Company’s commercial mortgage loans are secured by first liens on real estate, typically have variable interest rates and amortize over a ten to 15 year period. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. The Company seeks to minimize these risks in a variety of ways, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition in connection with underwriting these loans. The underwriting analysis also includes credit verification, appraisals and a review of the financial condition of the borrower.

Construction Loans. The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company’s construction lending activities. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that the Company will be able to recover all of the unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

Agriculture Loans. The Company provides agricultural loans for short-term crop production, including rice, cotton, milo and corn, farm equipment financing and agricultural real estate financing. The Company evaluates agricultural borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the availability of secondary collateral to withstand economic and natural variations common to the industry. Because agricultural loans present a higher level of risk associated with events caused by nature, the Company routinely makes on-site visits and inspections in order to monitor and identify such risks.

Consumer Loans. Consumer loans made by the Company include direct “A”-credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of loan. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

1-4 Family Residential Loans. Additionally, a significant portion of the Company’s lending activity has consisted of the origination of 1-4 family residential mortgage loans collateralized by owner-occupied properties located in the Company’s market areas. The Company offers a variety of mortgage loan products which generally are amortized over five to 25 years. Loans collateralized by 1-4 family residential real estate generally have been originated in amounts of no more than 90% of appraised value or have mortgage insurance. The Company requires mortgage title insurance and hazard insurance. The Company has elected to keep all 1-4 family residential loans for its own account rather than selling such loans into the secondary market. By doing so, the Company is able to realize a higher yield on these loans; however, the Company also incurs interest rate risk as well as the risks associated with nonpayments on such loans.

The contractual maturity ranges of the commercial and industrial and construction and land development portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2003 are summarized in the following table:

	December 31, 2003
	One Year or Less	After One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$41,248	$35,464	$8,781	$85,493
Construction and land development	22,255	12,872	1,342	36,469

Total	$63,503	$48,336	$10,123	$121,962

Loans with a predetermined interest rate	$18,728	$21,309	$598	$40,635
Loans with a floating interest rate	44,775	27,027	9,525	81,327

Total	$63,503	$48,336	$10,123	$121,962

Nonperforming Assets

The Company has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Company has established underwriting guidelines to be followed by its officers. The Company also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

The Company requires appraisals on loans secured by real estate. With respect to potential problem loans, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write-downs or appropriate additions to the allowance for credit losses.

The Company generally places a loan on nonaccrual status and ceases accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. The Company generally charges off such loans before attaining nonaccrual status.

The Company’s conservative lending approach has resulted in strong asset quality. The Company had $927,000 in nonperforming assets as of December 31, 2003 compared with $2.6 million at December 31, 2002 and $1,000 at December 31, 2001. Interest foregone on nonaccrual loans for the year ended December 31, 2003 and 2002 was $38,000 and $25,000, respectively.

The following table presents information regarding nonperforming assets at the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans	$2	$1,125	$1	$10	$756
Restructured loans	—	—	—	—	5
Other non-performing loans	—	1,100	—	—	—
Accruing loans 90 or more days past due	679	120	—	778	4
Other real estate	246	219	—	545	500

Total nonperforming assets	$927	$2,564	$1	$1,333	$1,265

Nonperforming assets to total loans and other real estate	0.13%	0.38%	0.00%	0.32%	0.34%

Allowance for Credit Losses

The following table presents for the periods indicated an analysis of the allowance for credit losses and other related data:

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Average loans outstanding	$697,235	$524,885	$419,553	$383,054	$319,178

Gross loans outstanding at end of period	$770,053	$679,559	$424,400	$411,203	$366,803

Allowance for credit losses at beginning of period	$9,580	$5,985	$5,523	$5,031	$3,682
Balance acquired with the Abrams, Dallas Bancshares, Mainbancorp and FSBNT acquisitions in 2003, Texas Guaranty, First State, Paradigm, FNB and Southwest acquisitions in 2002, the Compass acquisition in 2000 and the South Texas acquisition in 1999, respectively	1,900	2,981	—	46	566
Provision for credit losses	483	1,010	700	275	420
Charge-offs:
Commercial and industrial	(810)	(356)	(180)	(116)	(30)
Real estate and agriculture	(960)	(231)	(175)	(38)	(43)
Consumer	(471)	(180)	(74)	(63)	(64)
Recoveries:
Commercial and industrial	159	111	15	43	236
Real estate and agriculture	198	175	121	263	218
Consumer	266	85	55	82	46

Net (charge-offs) recoveries	(1,618)	(396)	(238)	171	363

Allowance for credit losses at end of period	$10,345	$9,580	$5,985	$5,523	$5,031

Ratio of allowance to end of period loans	1.34%	1.41%	1.41%	1.34%	1.37%
Ratio of net charge-offs (recoveries) to average loans	0.23	0.08	0.06	(0.04)	(0.11)
Ratio of allowance to end of period nonperforming loans	1,116.0	408.5	n/m (1)	700.89	657.65

(1)	Amount not meaningful. Nonperforming loans totaled $1,000 at December 31, 2001.

The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in the Company’s loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to the Bank’s Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as historical loan loss experience, industry diversification of the Company’s commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of the Company’s loan portfolio, current economic changes that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the Company’s loan portfolio through its internal loan review process and other relevant factors. Charge-offs occur when loans are deemed to be uncollectible.

The Company considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements include:

•	for 1-4 family residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of collateral;

•	for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner-occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

•	for agricultural real estate loans, the experience and financial capability of the borrower, projected debt service coverage of the operations of the borrower and loan to value ratio;

•	for construction and land development loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or ability to lease property constructed for lease, the quality and nature of contracts for presale or preleasing, if any, experience and ability of the developer and loan to value ratio;

•	for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral; and

•	for non-real estate agricultural loans, the operating results, experience and financial capability of the borrower, historical and expected market conditions and the value, nature and marketability of collateral.

In addition, for each category, the Company considers secondary sources of income and the financial strength and credit history of the borrower and any guarantors.

The Company follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans classified as “substandard” are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as “doubtful” are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Loans classified as “loss” are those loans which are in the process of being charged off. For each classified loan, the Company generally allocates a specific loan loss reserve equal to a predetermined percentage of the loan amount, depending on the classification.

In addition to the internally classified loan list and delinquency list of loans, the Company maintains a separate “watch list” which further aids the Company in monitoring loan portfolios. Watch list loans have one or more deficiencies that require attention in the short term or pertinent ratios of the loan account that have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for credit losses.

In order to determine the adequacy of the allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on the Company’s historical charge-off experience and existing general economic and business conditions affecting the key lending areas of the Company, credit quality trends, collateral values, loan volume and concentrations and seasoning of the loan portfolio. The Company then charges to operations a provision for credit losses to maintain the allowance for credit losses at an adequate level determined by the foregoing methodology.

At December 31, 2003, the allowance for credit losses totaled $10.4 million, or 1.34% of total loans. At December 31, 2002, the allowance aggregated $9.6 million, or 1.41% of total loans and at December 31, 2001, the allowance was $6.0 million, or 1.41% of total loans.

The following tables describe the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

	December 31,
	2003		2002
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for credit losses applicable to:

Commercial and industrial	$253	12.2%	$559	13.8%
Real estate	957	77.7	397	72.6
Agriculture	35	2.7	42	3.6
Consumer and other	34	7.4	71	10.0
Unallocated	9,066	—	8,781	—

Total allowance for credit losses	$10,345	100.0%	$9,850	100.0%

	December 31,
	2001		2000		1999
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for credit losses applicable to:

Commercial and industrial	$357	11.1%	$625	11.3%	$620	11.5%
Real estate	553	74.3	116	73.9	74	74.8
Agriculture	11	3.7	17	3.2	22	3.7
Consumer and other	10	10.9	28	11.6	25	10.0
Unallocated	5,054	—	4,737	—	4,290	—

Total allowance for credit losses	$5,985	100.0%	$5,523	100.0%	$5,031	100.0%

Where management is able to identify specific loans or categories of loans where specific amounts of reserve are required, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management’s perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Management, along with a number of economists, has perceived during the past year an increasing instability in the national and Southeast Texas economies and a worldwide economic slowdown that could contribute to job losses and otherwise adversely affect a broad variety of business sectors. In addition, as the Company has grown, its aggregate loan portfolio has increased and since the Company has made a decision to diversify its loan portfolio into areas other than 1-4 family residential mortgage loans, the risk profile of the Company’s loans has increased. By virtue of its increased capital levels, the Company is able to make larger loans, thereby increasing the possibility of one bad loan having a larger adverse impact than before.

The Company believes that the allowance for credit losses at December 31, 2003 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2003.

Securities

The Company uses its securities portfolio both as a source of income and as a source of liquidity. At December 31, 2003, investment securities totaled $1.38 billion, an increase of $426.6 million or 44.9% from $950.3 million at December 31, 2002, primarily due to the Company investing excess deposits from acquisitions and internal growth. The Company acquired $102.1 million in securities from the Abrams, Dallas Bancshares, MainBancorp and FSNBT acquisitions in 2003. At December 31, 2003, securities represented 57.4% of total assets compared with 52.2% of total assets at December 31, 2002.

Securities increased $198.0 million or 26.3% from $752.3 million at December 31, 2001 to $950.3 million at December 31, 2002, primarily due to the investment of excess deposits from acquisitions and internal growth. The Company acquired $86.4 million in securities from the Texas Guaranty, First State, Paradigm, Southwest and FNB acquisitions in 2002.

The following table summarizes the amortized cost of securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses). The Qualified Zone Academy Bond (“QZAB”) is included in the states and political subdivision category.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$48,762	$97,098	$143,397	$334,562	$316,859
70% non-taxable preferred stock	44,015	44,029	24,058	19,085	4,049
States and political subdivisions	53,738	58,994	51,503	46,819	40,369
Corporate debt securities	15,619	25,338	22,712	24,879	28,038
Equity securities	283	—	—	2	2
Collateralized mortgage obligations	178,487	168,282	17,378	18,307	12,267
Mortgage-backed securities	1,032,861	552,515	492,940	142,354	117,436
Other	—	—	—	25	25

Total	$1,373,765	$946,256	$751,988	$586,033	$519,045

The following table summarizes the contractual maturity of securities and their weighted average yields. Available-for-sale securities are shown at fair value and held-to-maturity securities are shown at amortized cost. Equity securities are included in the corporate debt securities category.

	December 31, 2003
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$11,606	5.18%	$32,432	4.79%	$4,052	5.07%	$919	7.83%	$49,009	4.96%
70% non-taxable preferred stock	—	—	—	—	19,688	3.78	24,000	4.60	43,688	4.23
States and political subdivisions	5,232	6.04	18,138	6.36	9,553	6.25	14,613	7.73	47,536	6.72
Corporate debt securities	5,306	5.72	10,596	5.74	—	—	—	—	15,902	5.73
Collateralized mortgage obligations	—	—	2,300	2.61	1,823	1.70	174,806	4.19	178,929	4.14
Mortgage-backed securities	472	5.61	15,558	5.41	576,759	4.07	441,027	4.05	1,033,816	4.08
Qualified Zone Academy Bond (QZAB)	—	—	—	—	8,000	2.00	—	—	8,000	2.00

Total	$22,616	5.52%	$79,024	5.34%	$619,875	4.07%	$655,365	4.19%	$1,376,880	4.22%

Contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. The tax-exempt states and political subdivisions are calculated on a tax equivalent basis. The QZAB bond is not calculated on a tax-equivalent basis and it generates a tax credit of 7.18%, which is included in gross income. The 70% non-taxable preferred stock includes investments in Government National Mortgage Association (Ginnie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock.

The Company does not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeds 10% of the consolidated shareholders’ equity at December 31, 2003 and December 31, 2002.

The average yield of the securities portfolio was 3.96% in 2003 compared to 5.14% in 2002 and 6.06% in 2001. The decline in the average yield over the comparable periods primarily resulted from the investment of new funds received from deposit growth at lower current yields and the reinvestment of proceeds from the early repayment of mortgage-backed securities in similar investments, also at lower current yields. The early repayment of mortgage-backed securities primarily resulted from borrower refinancing due to lower market interest rates. The overall growth in the securities portfolio over the comparable periods was primarily funded by deposit growth.

The following table summarizes the carrying value by classification of securities as of the dates shown:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Available-for-sale	$263,648	$309,219	$482,233	$334,773	$224,790
Held-to-maturity	1,113,232	641,098	270,089	252,179	290,193

Total	$1,376,880	$950,317	$752,322	$586,952	$514,983

The following tables present the amortized cost and fair value of securities classified as available-for-sale at December 31, 2003, 2002 and 2001:

	December 31, 2003				December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized. Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)				(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$15,824	$247	$—	$16,071	$18,511	$65	$—	$18,576
70% non-taxable preferred stock	44,015	—	327	43,688	44,029	—	884	43,145
States and political subdivisions.	23,141	1,798	—	24,939	27,115	1,808	—	28,923
Collateralized mortgage obligations	17,745	510	68	18,187	18,616	596	14	19,198
Mortgage-backed securities	159,525	1,179	224	160,480	196,887	2,600	110	199,377
Equity securities	283	—	—	283	—	—	—	—

Total.	$260,533	$3,734	$619	$263,648	$305,158	$5,069	$1,008	$309,219

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$2,248	$201	$—	$2,449
70% non-taxable preferred stock	24,058	107	—	24,165
States and political subdivisions	28,165	483	73	28,575
Corporate debt securities	—	—	—	—
Equity securities	—	—	—	—
Collateralized mortgage obligations	17,356	314	22	17,648
Mortgage-backed securities	410,072	1,646	2,322	409,396

Total.	$481,899	$2,751	$2,417	$482,233

The following tables present the amortized cost and fair value of securities classified as held-to-maturity at December 31, 2003, 2002 and 2001:

	December 31, 2003				December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)				(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$32,938	$1,591	$14	$34,515	$78,587	$3,131	$—	$81,718
Corporate debt securities	15,619	743	—	16,362	25,338	942	87	26,193
States and political subdivisions	30,597	1,121	—	31,718	31,879	1,241	6	33,114
Collateralized mortgage obligations	160,742	1,338	191	161,889	149,666	1,662	12	151,316
Mortgage-backed securities	873,336	7,806	3,175	877,967	355,628	12,297	5	367,920

Total	$1,113,232	$12,599	$3,380	$1,122,451	$641,098	$19,273	$110	$660,261

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. Treasury securities and obligations of U.S. government agencies	$141,149	$3,180	$204	$144,125
Corporate debt securities	22,712	609	167	23,154
States and political subdivisions	23,338	605	12	23,931
Collateralized mortgage obligations	22	—	—	22
Mortgage-backed securities	82,868	535	408	82,995
Other	—	—	—	—

Total	$270,089	$4,929	$791	$274,227

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Ginnie Mae, Federal National Mortgage Association (Fannie Mae) and Freddie Mac. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase. At December 31, 2003, 42.64% of the mortgage-backed securities held by the Company had contractual final maturities of more than ten years with a weighted average life of 4.68 years.

Collateralized mortgage obligations (CMOs) are bonds that are backed by pools of mortgages. The pools can be Ginnie Mae, Fannie Mae or Freddie Mac pools or they can be private-label pools. The CMOs are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to which payments on the underlying mortgage pools are allocated in different order. The bond’s cash flow, for example can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders. In private-label CMOs, losses on underlying mortgages are directed to the most junior of all classes and then to the classes above in order of increasing seniority, which means that the senior classes have enough credit protection to be given the highest credit rating by the rating agencies.

At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized.

Deposits

The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company’s deposits consist of demand, savings, money market and time accounts. The Company relies primarily on competitive pricing policies and customer service to attract and retain these deposits. The Company does not have or accept any brokered deposits.

Total deposits at December 31, 2003 were $2.084 billion, an increase of $497.1 million or 31.3% from $1.587 billion at December 31, 2002. The increase is primarily attributable to internal growth and the Abrams, Dallas Bancshares, MainBancorp and FSBNT acquisitions in 2003. As of December 31, 2003, the banking centers acquired in 2003 had approximately $326.3 million in total deposits. The remaining $170.8 million in deposit growth is attributed to internal growth. Noninterest-bearing deposits of $467.4 million at December 31, 2003 increased $139.7 million or 42.6% from $327.7 million at December 31, 2002. Noninterest-bearing deposits at December 31, 2002 were $327.7 million compared with $189.0 million at December 31, 2001. Interest-bearing deposits at December 31, 2003 were $1.616 billion, up $357.4 million or 28.4% from $1.259 billion at December 31, 2002. Interest-bearing deposits at December 31, 2002 of $1.259 billion represented a $324.3 million or 34.7% increase from $934.6 million at December 31, 2001. Total deposits at December 31, 2001 were $1.123 billion.

The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 2003, 2002 and 2001 are presented below:

	Years Ended December 31,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Interest-bearing checking	$371,801	1.13%	$249,045	1.27%	$199,077	2.27%
Regular savings	88,651	0.66	58,218	1.41	41,472	2.36
Money market savings	317,682	0.92	257,499	1.71	211,104	3.31
Time deposits	616,353	2.42	505,796	3.28	428,314	5.20

Total interest-bearing deposits	1,394,487	1.62	1,070,558	2.33	879,967	3.95
Noninterest-bearing deposits	354,558	—	230,326	—	181,228	—

Total deposits.	$1,749,045	1.29%	$1,300,884	1.92%	$1,061,195	3.28%

The Company’s ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2003, 2002, and 2001 was 20.3%, 17.7%, and 17.1%, respectively.

The following table sets forth the amount of the Company’s certificates of deposit that are $100,000 or greater by time remaining until maturity:

December 31, 2003
(Dollars in thousands)
Three months or less	$138,460
Over three through six months	67,726
Over six through 12 months	63,514
Over 12 months	64,341

Total	$334,041

Other Borrowings

Deposits are the primary source of funds for the Company’s lending and investment activities. As needed, the Company obtains additional funds from the Federal Home Loan Bank (“FHLB”) and correspondent banks. At December 31, 2003, the Company had $11.9 million in FHLB borrowings all of which consisted of long-term FHLB notes payable compared with $37.9 million in FHLB borrowings at December 31, 2002 of which $12.6 million consisted of long-term FHLB notes payable and $25.3 million consisted of FHLB advances. The highest outstanding balance of FHLB advances during 2003 was $59.3 million compared with $31.4 million during 2002. The maturity dates on the FHLB notes payable range from 2004 to 2018 and the interest rates range from 5.95% to 6.48%. FHLB advances are considered short-term, overnight borrowings. At December 31, 2002, the Company had $12.6 million in FHLB notes payable compared with $13.3 million at December 31, 2001. The Company had no federal funds purchased at December 31, 2003, 2002 or 2001.

At December 31, 2003, the Company had $19.0 million in securities sold under repurchase agreements.

On December 30, 2003, the Company formed Prosperity Statutory Trust IV (“Trust IV”) and on December 30, 2003, Trust IV issued 12,500 Floating Rate Capital Securities (the “Trust IV Capital Securities”) with an aggregate liquidation value of $12,500,000 to a third party in a private placement. Concurrent with the issuance of the Trust IV Capital Securities, Trust IV issued trust common securities to the Company in the aggregate liquidation value of $387,000. The proceeds of the issuance of the Trust IV Capital Securities and trust common securities were invested in $12,887,000 of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Trust IV Debentures”). The Trust IV Debentures will mature on December 30, 2033, which date may be shortened to a date not earlier than December 30, 2008, if certain conditions are met (including the Company having received prior approval of the Federal Reserve and any other required regulatory approvals).

The Trust IV Debentures accrue interest at a fixed rate of 6.50% until December 30, 2008 at which time the Trust IV Debentures will accrue interest at a floating rate equal to the 3-month LIBOR plus 2.85%. The quarterly distributions on the Trust IV Capital Securities will be paid at the same rate that interest is paid on the Trust IV Debentures. The Company used proceeds received from the issuance of the Trust IV Debentures to fund the general corporate purposes of the Company and the Bank, including supporting continued expansion activities in the Houston and Dallas metropolitan areas and surrounding counties through the establishment and/or acquisition of additional Banking Centers.

On August 15, 2003, the Company formed Prosperity Statutory Trust III (“Trust III”) and on August 15, 2003, Trust III issued 12,500 Fixed/Floating Rate Capital Securities (the “Trust III Capital Securities”) with an aggregate liquidation value of $12,500,000 to a third party in a private placement. Concurrent with the issuance of the Trust III Capital Securities, Trust III issued trust common securities to the Company in the aggregate liquidation value of $387,000. The proceeds of the issuance of the Trust III Capital Securities and trust common securities were invested in $12,887,000 of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Trust III Debentures”). The Trust III Debentures will mature on September 17, 2033, which date may be shortened to a date not earlier than September 17, 2008, if certain conditions are met (including the Company having received prior approval of the Federal Reserve and any other required regulatory approvals).

The Trust III Debentures accrue interest at a fixed rate of 6.50% until September 17, 2008 at which time the Trust III Debentures will accrue interest at a floating rate equal to the 3-month LIBOR plus 3.00%. The quarterly distributions on the Trust III Capital Securities will be paid at the same rate that interest is paid on the Trust III Debentures.

In November 1999, the Company formed Prosperity Capital Trust I (“Trust I”), which issued $12,000,000 in trust preferred securities and $380,000 in common securities, and in July 2001, the Company formed Prosperity Statutory Trust II (“Trust II”), which issued $15,000,000 in trust preferred securities and $464,000 in common securities. Trust I and Trust II invested the proceeds in an equivalent amount of the Company’s junior subordinated debentures bearing an interest rate equal to the distribution rate on the respective issue of trust preferred securities. The debentures issued to Trust I will mature on November 17, 2029, which date may be shortened to a date not earlier than November 17, 2004 if certain conditions are met, including prior approval of the Federal Reserve. The debentures issued to Trust II will mature on July 31, 2031, which date may be shortened to a date not earlier than July 31, 2006, if certain conditions are met, including prior approval of the Federal Reserve.

The debentures issued to Trust I accrue interest at an annual rate of 9.60% of the aggregate liquidation amount, payable quarterly. The debentures issued to Trust II accrue interest at a floating rate equal to 3-month LIBOR plus 3.58% of the aggregate liquidation amount, not to exceed 12.50%, payable quarterly. The quarterly distributions on each issuance of trust preferred securities are paid at the same rate that interest is paid on the corresponding debentures.

In connection with the Paradigm acquisition, on September 1, 2002 the Company acquired Paradigm Capital Trust II (“Paradigm Trust”), which has $6,000,000 of floating rate preferred securities and $186,000 in common securities outstanding. The Company also assumed the obligations under the floating rate debentures held by Paradigm Trust. The floating rate debentures will mature on February 20, 2031, which date may be shortened to a date not earlier than February 20, 2006 if certain conditions are met.

The debentures issued to Paradigm Trust accrue interest at a floating rate that adjusts quarterly based on the 3-month LIBOR plus 4.50%. The quarterly distributions on the preferred securities are paid at the same rate that interest is paid on the debentures.

The preferred securities of each trust described above represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the debentures held by the trust. The common securities of each trust are wholly-owned by the Company. Each trust’s ability to pay amounts due on the preferred securities is solely dependent on the company’s making payment on the related debentures. Each issue of debentures, which are the only assets of the respective trust, are subordinate and junior in right of payment to all of the Company’s present and future senior indebtedness. The Company has fully and unconditionally guaranteed the obligations of each trust’s obligations under the trust securities issued by each respective trust provided that such trust has funds to pay the interest and principal. The debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the Capital Securities or a change in existing laws that requires the trusts to register as an investment company. Under the provisions of each issue of the debentures, the Company has the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on either issue of the debentures are deferred, the distributions on the respective trust preferred securities will also be deferred.

In late 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities.” FIN 46R requires that trust preferred securities be deconsolidated from the Company’s consolidated financial statements. The Company adopted FIN 46R on January 1, 2004 and as a result, no longer reflects the trust preferred securities in its consolidated financial statements. Instead, the junior subordinated debentures are shown as liabilities in the Company’s consolidated balance sheets and interest expense associated with the junior subordinated debentures is shown as interest expense in the Company’s consolidated statements of income.

The trust preferred securities issued by the trusts are currently included in the Company’s Tier 1 capital for regulatory purposes. However, because the trusts are no longer a part of the Company’s consolidated financial statements, the Federal Reserve may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory purposes. In July 2003, the Federal Reserve issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until further notice. The Federal Reserve has also stated that it is reviewing the regulatory implications of any accounting treatment changes and, if necessary or warranted, will provide further guidance.

Interest Rate Sensitivity and Market Risk

The Company’s asset liability and funds management policy provides management with the necessary guidelines for effective funds management, and the Company has established a measurement system for monitoring its net interest rate sensitivity position. The Company manages its sensitivity position within established guidelines.

As a financial institution, the Company’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of the Company’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Based upon the nature of the Company’s operations, the Company is not subject to foreign exchange or commodity price risk. The Company does not own any trading assets.

Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and accept the risks.

The Company’s exposure to interest rate risk is managed by the Asset Liability Committee (“ALCO”), which is composed of senior officers of the Company, in accordance with policies approved by the Company’s Board of Directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. The Company has traditionally managed its business to reduce its overall exposure to changes in interest rates.

The Company manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. The Company does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk.

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (“GAP”) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

The following table sets forth an interest rate sensitivity analysis for the Company at December 31, 2003:

	Volumes Subject to Repricing Within
	0-30 days	31-180 days	181-365 days	Greater than one year	Total
	(Dollars in thousands)
Interest-earning assets:
Securities (net of unrealized gain of $4.1 million)	$76,537	$152,194	$201,883	$943,151	$1,373,765
Loans	273,055	71,062	69,558	356,378	770,053
Federal funds sold and other earning assets	11,730	162	—	100	11,992

Total interest-earning assets	$361,322	$223,418	$271,441	$1,299,629	$2,155,810

Interest-bearing liabilities:
Demand, money market and savings deposits	$939,136	$—	$—	$—	$939,136
Certificates of deposit and other time deposits	94,036	278,110	152,679	143,398	677,223
Junior subordinated debentures	—	—	—	59,804	59,804
FHLB advances and FHLB notes payable	19,058	262	323	11,293	30,936

Total interest-bearing liabilities	$1,052,230	$287,372	$153,002	$214,495	$1,707,099

Period GAP	$(690,908)	$(63,954)	$118,439	$1,085,134	$448,711
Cumulative GAP	$(690,908)	$(754,862)	$(636,423)	$448,711
Period GAP to total assets	(28.80)%	(2.67)%	4.94%	45.24%
Cumulative GAP to total assets	(28.80)%	(31.47)%	(26.53)%	18.71%

Shortcomings are inherent in any GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. In addition to GAP analysis, the Company uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on the Company’s December 31, 2003 simulation analysis, the Company estimates that its current net interest income would decrease by approximately 4.40% over the next twelve months assuming an immediate 100 basis point decline in rates and increase by approximately 0.4% over the next twelve months assuming an immediate 100 basis point increase in rates. The Company estimates that its current net interest income would decrease by approximately 9.8% over the next twelve months assuming an immediate 200 basis point decline in rates and increase by approximately 0.3% over the next twelve months assuming an immediate 200 basis point increase in rates. The results are primarily from the behavior of demand, money market and savings deposits. The Company has found that historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a GAP analysis.

Liquidity

Liquidity involves the Company’s ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. During the three years ended December 31, 2003, the Company’s liquidity needs have primarily been met by growth in core deposits and the issuance of trust preferred securities, as previously discussed. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, the Company does not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

Asset liquidity is provided by cash and assets which are readily marketable or which will mature in the near future. As of December 31, 2003, the Company had cash and cash equivalents of $83.7 million, up from $80.8 million, at December 31, 2002. The increase was mainly due to an increase in total deposits and the number of deposit accounts. As of December 31, 2003, the Company had trust preferred securities outstanding of $58.0 million compared with $33.0 million at December 31, 2002.

Contractual Obligations

The following tables summarize the Company’s contractual obligations and other commitments to make future payments as of December 31, 2003 (other than deposit obligations). The Company’s future cash payments associated with its contractual obligations pursuant to its junior subordinated debentures, FHLB notes payable and operating leases as of December 31, 2003 are summarized below. Payments for borrowings do not include interest. Payments related to leases are based on actual payments specified in underlying contracts.

	Payments due in:
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
Junior subordinated debentures	$—	$—	$—	$59,804	$59,804
Federal Home Loan Bank notes payable	1,386	1,511	2,835	6,197	11,929
Operating leases	1,511	2,009	2,249	995	6,764

Total	$2,897	$3,520	$5,084	$66,996	$78,497

Off-Balance Sheet Items

The Company’s commitments associated with outstanding standby letters of credit and commitments to extend credit as of December 31, 2003 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Standby letters of credit	$3,468	$535	$66	$—	$4,069
Commitments to extend credit	59,235	7,144	575	16,655	83,609

Total	$62,703	$7,679	$641	$16,655	$87,678

In the normal course of business, the Company enters into various transactions, which, in accordance with accounting principles generally accepted in the United States, are not included in its consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Commitments to Extend Credit. The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of the Company’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for credit losses.

Standby Letters of Credit. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. The Company’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

Capital Resources

Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve Board and the Bank is subject to capital adequacy requirements imposed by the FDIC and the Texas Banking Department. Both the Federal Reserve Board and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve Board require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based” capital (Tier 1 and Tier 2) of at least 8.0% of total risk-weighted tangible assets. “Tier 1 capital” generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated tangible assets, or “leverage ratio,” of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve Board’s guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the Bank would be considered “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under the FDIC’s regulations, the Bank is classified “well capitalized” for purposes of prompt corrective action. See “Business - Supervision and Regulation - The Company” and “ - The Bank.”

Total shareholders’ equity increased to $219.6 million at December 31, 2003 from $154.7 million at December 31, 2002, an increase of $64.90 million or 41.9%. This increase was primarily the result of net income of $26.5 million and an increase in Common Stock issued of $43.6 million in connection with the MainBancorp and FSBNT acquisitions, partially offset by dividends paid on the Common Stock of $4.9 million and junior subordinated debentures issuance costs of $253,500. During 2002, shareholders’ equity increased by $66.0 million or 74.4% from $88.7 million at December 31, 2001 due primarily to net income of $21.3 million and an increase in Common Stock issued of $45.9 million in connection with the Paradigm acquisition partially offset by dividends paid on the Common Stock of $3.9 million.

The following table provides a comparison of the Company’s and the Bank’s leverage and risk-weighted capital ratios as of December 31, 2003 to the minimum and well capitalized regulatory standards:

	Minimum Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions	Actual Ratio at December 31, 2003
The Company
Leverage ratio	3.00	%(1)	N/A	7.10%
Tier 1 risk-based capital ratio	4.00		N/A	15.82
Total risk-based capital ratio	8.00		N/A	16.90
The Bank
Leverage ratio	3.00	%(2)	5.00%	6.43%
Tier 1 risk-based capital ratio	4.00		6.00	14.32
Total risk-based capital ratio	8.00		10.00	15.40

(1)	The Federal Reserve Board may require the Company to maintain a leverage ratio above the required minimum.
(2)	The FDIC may require the Bank to maintain a leverage ratio above the required minimum.